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                                                                    EXHIBIT 4.18

                                    AGREEMENT

THIS AGREEMENT is made and entered into this 8th day of Jan 2003 by and between:-

1. Jiang Cheng Tong Wireless Technology Ltd., a corporation duly organized and existing under the laws of Hong Kong with its principal place of business at Room 1501B, Tower l, China HK City, 33 Canton Road, Kowloon, Hong Kong (hereinafter called "the Customer"); and

2. Nam Tai Telecom (Hong Kong) Co. Ltd., a corporation duly organized and existing under the laws of Hong Kong, with its registered office at 15/F, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong (hereinafter called "NTT")

The parties agree as follows:

ARTICLE 1 DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

(a) "Products" shall mean such products, articles or goods to be agreed upon between the parties from time to time which are manufactured by or for NTT according to the Purchase Orders placed by the Customer from time to time and the Specification (as provided in the next paragraph) for the purpose of supplying to the Customer.

(b) "Specification" shall mean the specification of the Products determined and confirmed in writing between the parties hereto from time to time.

(c) "Purchase Order" shall mean a purchase order of the Products given pursuant to this Agreement.

ARTICLE 2 SALE OF PRODUCTS

The Customer hereby agrees to purchase from NTT and NTT hereby agrees to sell to the Customer the Products subject to and upon the terms and conditions set forth herein. The Customer will place Purchase Orders with NTT for quantities of the Products as and when required. NTT shall use its reasonable endeavours to supply to

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the Customer all the quantity of Products described in the Purchase Order(s)
issued by the Customer according to Article 3 hereof.

ARTICLE 3 PURCHASE ORDERS

3.1 The Customer shall place Purchase Orders with NTT at least three months prior to its scheduled shipment date "together with forecasts of Purchase Orders to be placed with NTT for two consecutive months thereafter. The terms and conditions of this Agreement shall apply to such Purchase Orders (if accepted) and any contracts for the sale and purchase of the Products concluded pursuant thereto.

3.2 Any Purchase Order sent to NTT by the Customer shall be accepted entirely at only the discretion of NTT, by signing and returning the duplicate of the Purchase Order to the Customer, and if only so accepted, shall constitute an individual legally binding contract between the Customer and NTT. Any Purchase Order not accepted by NTT within 10 days of its receipt of such Purchase Order shall be deemed to have been rejected by NTT. An accepted Purchase Order shall not be allocated, changed or cancelled without the prior mutual written agreement of both-parties.

ARTICLE 4 PRICE AND PAYMENT

The price and terms of payment of the Products shall be agreed by the parties hereto from time to time in relation to the related Purchase Order. The prices are payable in U.S. dollar and shall include all and any sales, use, or other taxes in relation to the sale of the Products. The payment of such prices shall be made by open account net 30 days credit from date of delivery of products to the Customer by NTT.

ARTICLE 5 DELIVERY

NTT shall, after the inspection provided in Article 6.1 hereof, ship the Products at its own cost and responsibility to the Customer's designated place in Hong Kong on or prior to the date described in the Purchase Order, provided, however, that without prejudice to Article 15, NTT shall not be liable for any delay in delivery caused by the Customer or by any reason out of the control of NTT.

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ARTICLE 6 INSPECTION

6.1 NTT shall, prior to the shipment of the Products, inspect the Products to check if they meet with the Specification and other quality standard agreed between the parties hereto from time to time in writing and shall deliver the Products which pass such inspection.

6.2 The Customer shall, within fourteen (14) working days after the delivery of the Products according to Article 5 hereof, inspect the quality, quantity and function of such Products to verify that the Products comply with the Specification and the terms of the contract of sale and purchase concluded pursuant to the Purchase Order. The Customer shall be deemed to have accepted the Products in all respects if no complaint or objection is raised with NTT in writing within such 14 working days. In case any defect is found in the Products, NTT shall, at the discretion of the Customer and upon notice being given by the Customer, repair such defect(s) or re-deliver the replacement Products to the Customer at its own costs and expenses. Rejected Products shall be returned by the Customer to NTT and the costs and expenses incurred therefrom shall be, in case the Customer returns such Products by means of transportation specified by NTT, borne by NTT. Any and all the Products shall be deemed to have passed the Customer's inspection unless any notification of failure to the inspection is made by the Customer within such fourteen (14) working days.

6.3 The Customer or its representative shall have during the term of this Agreement the right to enter and inspect NTT's office, plants, factory and other facilities at any reasonable time upon prior appointment and to give NTT any instruction, if necessary, for the purpose of quality control and smooth operation of the manufacture of Products.

ARTICLE 7 TITLE AND RISK OF LOSS

Title to any Products and risk of loss or damage thereto shall pass to the Customer when the Products pass the inspection by the Customer or is deemed to have been accepted by the Customer as provided in Article 6.2 hereof. NTT shall thereafter be relieved from all liabilities for damage to or claims from the Customer or any third parties caused by any defects in the Products.

ARTICLE 8 WARRANTY

NTT warrants that the Products conform to the Specification and other requirements

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with respect to the function and quality made by the Customer and accepted by
NTT and that the materials and workmanship of the Products shall be free from defects for a period of fifteen months from the date the title to such Products passes to the Customer. During the said 15 months period, NTT shall repair the defected Products and return them to the Customer, with rework costs borne by NTT while transportation costs borne by Customer.

ARTICLE 9 MOLD, JIG, AND EQUIPMENT

9.1 The Customer may, if necessary, at the costs of the Customer, furnish NTT with the molds, jigs and other tools and equipment which the Customer deems necessary for the manufacture of the Products by NTT.

9.2 NTT shall receive and hold such molds and jigs furnished by the Customer according to Article 9.1 and return to the Customer after the termination or cancellation of this Agreement or upon the request from the Customer.

9.3 To fulfill Customer production requirements, NTT will invest in the testing equipment and toolings at NTT cost, and in return, NTT shall charge Customer a mutually agreed machine leasing cost per unit which leasing cost shall be paid by the Customer to NTT for the Products ordered until a mutually agreed order quantity has been reached ("the Target Quantity"). In the event Customer and NTT agree to terminate this Agreement or otherwise while the Target Quantity has not yet been fulfilled, Customer agrees to pay NTT the balance of testing equipment and toolings investment cost which have not yet been recovered from the leasing cost received from the Customer as aforesaid within 60 days after termination on a pro-rata basis. For avoidance of doubt, any such testing equipment and tooling invested by NTT shall remain properties of NTT irrespective of the fulfillment of the Target Quantity and the payment of the leasing cost therefor.

ARTICLE 10 SUPPLY OF MATERIALS

NTT shall procure materials which are necessary for the manufacture of the Products at its own responsibility. However, the Customer may, if necessary, supply materials to NTT at a rate from time to time agreed between the Customer and NTT.

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ARTICLE 11 SUBCONTRACT

NTT may subcontract any part of the manufacturing process of the Products to any third party with the Customer's prior written consent. In such event of subcontracting, NTT shall use its reasonable endeavours to procure and ensure that the subcontractor complies with and observes all the applicable terms and conditions provided herein.

ARTICLE 12 CONFIDENTIALITY

Each of the parties hereto agrees to maintain in confidence and not to disclose to any third party all the information disclosed by the other party to it hereunder (except to the extent (i) reasonably necessary for such party to carry out the terms and conditions of this Agreement and any matters ancillary thereto or (ii) ordered to be disclosed pursuant to any order, decree or judgement made or issued by any court of competent jurisdiction. Such information and the confidentiality obligation imposed on the parties hereto shall not include or extend to the information which:

(a)      is already known to the other party at the time of the disclosure; or

(b)      is generally available to public at the time of the disclosure.

ARTICLE 13 TERMS

13.1 This Agreement shall be effective from the date first written above and shall continue in force for a period of one (1) year and shall be renewed automatically thereafter on a year to year basis, unless either of the parties hereto gives the other a 90 days written notice of termination provided that the notice of termination shall not take effect until the expiration of the first anniversary of this Agreement.

13.2 Notwithstanding the provision of Article 13.1 and Article 14, the provisions of Article 8 Article 12 and Article 20 shall survive the termination or cancellation of this Agreement.

ARTICLE 14 CANCELLATION AND TERMINATION

14.1 In case either party breaches or defaults any of the provisions hereof, the other party may give to such breaching or defaulting party written notice of such

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         breach or default, and if such breaching or defaulting party does not effect an adequate remedy thereof within thirty (30) days after the date of dispatch of said notice, this Agreement shall be terminated at the option of the complaining party by the dispatch of written notice to that effect to such party within seven (7) days from the expiration of said thirty (30) days period.

14.2 Upon the occurrence of any of the following events or circumstances, either party may terminate this Agreement by written notice to the other party:

         (a) in case the other party attempts to assign or transfer the rights or obligations hereunder without the prior written consent of such party;

         (b) if any distress or execution shall be levied upon any of the other party's goods and remain unsatisfied for a period of 5 days;

         (c) if the other party offers to make any arrangement with its creditors;

         (d) if the other party is unable to pay its debts as they fall due;

         (e) if any resolution or petition to wind up the other party (other than for the purpose of amalgamation or reconstruction without insolvency) shall be passed or presented;

         (f) if a receiver or manager shall be appointed over the whole or any part of the other party's business or assets;

         (g) if the other party shall suffer any proceedings analogous to those proceedings described in sub-paragraphs (b), (e) or (f) above, under any foreign law.

ARTICLE 15 FORCE MAJEURE

No party shall be liable to the other party for inability, default or failure of performance hereunder due to force majeure events, which shall include, but not limited to, acts of God, storms, shipwreck, war, riots, strike, lockout, industrial action, fire, flood, earthquake or other such unforeseeable calamity, any law, rule, regulation or governmental action or other like evens beyond the reasonable control of the parties; provided that such party shall make every reasonable effort to remove the obstacle and to resume performance at the earliest practicable time.

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ARTICLE 16 SETTLEMENT

The parties will endeavor to settle amicably any and all disputes which may arise under this Agreement.

ARTICLE 17 NON-WAIVER

Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provisions.

ARTICLE 18 SEVERABILITY

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof.

ARTICLE 19 ASSIGNMENT

Neither party shall assign, transfer or otherwise dispose of this Agreement or any rights or obligations hereunder to any third party without the prior written consent of the other party.

ARTICLE 20 LIMITATION OF LIABILITY

20.1 Notwithstanding anything contained in this Agreement or any of the Purchase Orders, in no circumstances shall NTT be liable, in contract, tort (including negligence or breach of statutory duty) or otherwise howsoever, and whatever the cause thereof (a) for any loss of profit, business, contracts, revenues, or anticipated savings, or (b) for any special indirect or consequential damage of any nature whatsoever.

20.2 Without affecting the generality of Article 20.1, and notwithstanding anything contained in this Agreement or any of the Purchase Orders, NTT's liability to the Customer, if any, in respect of any Purchase Order, in contract, tort (including negligence or breach of statutory duty) or howsoever otherwise arising, shall be limited to the price of the Products specified in the

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         relevant Purchase Order.

ARTICLE 21 NOTICES

All notices, certificates or other communications hereunder shall be deemed given when delivered by hand, sent by overnight courier, or sent by certified or registered mail, postage prepaid, return receipt requested addressed to the address first above mentioned.

Each party hereto may by facsimile notice or by such other notice described hereunder, designate any further or different address to which subsequent notices, or other communications shall be sent without any requirement of execution of any amendment to this Agreement.

ARTICLE 22 COUNTERPARTS

This Agreement may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

ARTICLE 23 GOVERNING LAW

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong. Each of the parties hereto hereby submits to the non-exclusive jurisdiction of the courts of Hong Kong.

ARTICLE 24 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersede and replace all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

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Signed by: FEI LIU

For and on behalf of /s/ Fei Liu

Jiang Cheng Tong Wireless Technology Ltd.

in the presence of: For and on behalf of Albert Wong
                    NAM TAI TELECOM (HONG KONG) COMPANY LIMITED

Signed by: /s/ Albert Wong
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           Authorized Signature 23HA

For and on behalf of

Nam Tai Telecom (Hong Kong) Co. Ltd.

in the presence of: /s/ Ivan Cheung

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